Exhibit 99.1

COHEN & COMPANY REPORTS THIRD QUARTER 2019 FINANCIAL RESULTS

Philadelphia and New York, October 30, 2019 — Cohen & Company Inc. (NYSE American: COHN), a financial services firm specializing in fixed income markets, today reported financial results for its third quarter ended September 30, 2019.

Summary Operating Results

	Three Months Ended			Nine Months Ended
($ in thousands)	9/30/19	6/30/19	9/30/18	9/30/19	9/30/18

Total revenues	$11,267	$11,169	$12,237	$33,576	$33,765
Compensation and benefits	7,017	6,432	7,177	19,813	18,960
Non-compensation operating expenses	4,693	4,219	4,704	13,756	13,434
Operating income	(443)	518	356	7	1,371
Interest expense, net	(1,536)	(1,939)	(2,185)	(5,329)	(6,205)
Income (loss) from equity method affiliates	(109)	(248)	—	(365)	—
Income (loss) before income tax expense (benefit)	(2,088)	(1,669)	(1,829)	(5,687)	(4,834)
Income tax expense (benefit)	(170)	(641)	(595)	(917)	(1,259)
Net income (loss)	(1,918)	(1,028)	(1,234)	(4,770)	(3,575)
Less: Net income (loss) attributable to the noncontrolling interest	(702)	(618)	(583)	(1,942)	(1,530)
Net income (loss) attributable to Cohen & Company Inc.	$(1,216)	$(410)	$(651)	$(2,828)	$(2,045)
Fully diluted net income (loss) per share	$(1.06)	$(0.36)	$(0.57)	$(2.48)	$(1.76)

•                  Revenues during the three months ended September 30, 2019 increased $98 thousand from the prior quarter and decreased $1.0 million from the prior year quarter.

•                  The decrease from the prior year quarter was comprised primarily of (i) a decrease of $2.1 million in principal transactions due to less revenue from the Company’s CLO and other equity investments and (ii) a decrease of $800 thousand in asset management revenue due primarily to one-time incentive fees received from our European accounts in the prior-year quarter; partially offset by (iii) an increase of $1.7 million in net trading from higher trading activity primarily in municipals, agencies, and mortgages and (iv) an increase of $250 thousand in new issue and advisory related to an origination fee in our US Insurance business.

•                  Compensation and benefits expense as a percentage of revenue was 62% for the three months ended September 30, 2019, compared to 58% for the three months ended June 30, 2019, and 59% for the three months ended September 30, 2018. The number of Cohen & Company employees was 90 as of September 30, 2019, compared to 90 as of June 30, 2019, and 86 as of September 30, 2018.

•                  Non-compensation operating expenses during the three months ended September 30, 2019 increased $474 thousand from the prior quarter and were comparable to the prior year quarter. The increase from the prior quarter was primarily due to higher professional fees and revenue-driven clearing and execution cost in the current quarter.

•                  Interest expense during the three months ended September 30, 2019 decreased $403 thousand from the prior quarter and $649 thousand from the prior year quarter. The changes in both periods were due to interest on redeemable financial instruments, which is driven by certain groups’ revenue or profit.

•                  Income (loss) from equity method investments relates to the Company-sponsored insurance SPAC, which completed its initial public offering in March 2019, and has eighteen months from its initial public offering to consummate a business combination.

•                  As of September 30, 2019, total equity was $39.7 million, compared to $42.4 million as of December 31, 2018.

Lester Brafman, Chief Executive Officer of Cohen & Company, said, “Our third quarter performance was impacted by the shock to overnight repo funding rates in September and slower than anticipated growth from new issue revenue opportunities. While we are disappointed with our results from the quarter, we are pleased with the overall growth in our Mortgage business, as our TBA and Gestational Repo businesses have reached all-time highs in terms of volume and revenues. We continue to believe that the initiatives underway will generate long-term value for our shareholders, and we are focused on improving these results going forward.”

Conference Call

Management will hold a conference call this morning at 10:00 a.m. Eastern Time to discuss these results. The conference call will also be available via webcast. Interested parties can access the webcast by clicking the webcast link on the Company’s website at www.cohenandcompany.com. Those wishing to listen to the conference call with operator assistance can dial (877) 686-9573 (domestic) or (706) 643-6983 (international), participant pass code 6295843, or request the Cohen & Company earnings call.  A replay of the call will be available for two weeks following the call by dialing (800) 585-8367 (domestic) or (404) 537-3406 (international), participant pass code 6295843.

About Cohen & Company

Cohen & Company is a financial services company specializing in fixed income markets. It was founded in 1999 as an investment firm focused on small-cap banking institutions but has grown to provide an expanding range of capital markets and asset management services. Cohen & Company’s operating segments are Capital Markets, Asset Management, and Principal Investing. The Capital Markets segment consists of fixed income sales, trading, and matched book repo financing as well as new issue placements in corporate and securitized products, and advisory services, operating primarily through Cohen & Company’s subsidiaries, J.V.B. Financial Group, LLC in the United States and Cohen & Company Financial Limited in Europe. The Asset Management segment manages assets through collateralized debt obligations, managed accounts, and investment funds. As of September 30, 2019, the Company managed approximately $2.7 billion in fixed income assets in a variety of asset classes including US and European trust preferred securities, subordinated debt, and corporate loans. As of September 30, 2019, 82.4% of the Company’s assets under management were in collateralized debt obligations that Cohen & Company manages, which were all securitized prior to 2008. The Principal Investing segment is comprised primarily of investments that we have made for the purpose of earning an investment return rather than investments made to support our trading, matched book repo, or other capital markets business activity. For more information, please visit www.cohenandcompany.com.

Forward-looking Statements

This communication contains certain statements, estimates, and forecasts with respect to future performance and events. These statements, estimates, and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,”  “ might,”  “will,”  “should,” “expect,” “plan,”  “anticipate,”  “believe,”  “estimate,” “predict,” “potential,” “seek,” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties, and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied in the forward-looking statements including, but not limited to, those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov and our website at www.cohenandcompany.com/investor-relations/sec-filings. Such risk factors include the following: (a) a decline in general economic conditions or the global financial markets, (b) losses caused by financial or other problems experienced by third parties, (c) losses due to unidentified or unanticipated risks, (d) a lack of liquidity, i.e., ready access to funds for use in our businesses, (e) the ability to attract and retain personnel, (f) litigation and regulatory issues, (g) competitive pressure, (h) an inability to generate incremental income from new or expanded businesses, (i) unanticipated market closures due to inclement weather or other disasters, (j) losses (whether realized or unrealized) on our principal investments, including on our CLO investments, (k) the possibility that payments to the Company of subordinated management fees from its European CLO will continue to be deferred or will be discontinued, and (l) the possibility that the stockholder rights plan may fail to preserve the value of the Company’s deferred tax assets, whether as a result of the acquisition by a person of 5% of the Company’s common stock or otherwise. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties, and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Cautionary Note Regarding Quarterly Financial Results

Due to the nature of our business, our revenue and operating results may fluctuate materially from quarter to quarter.  Accordingly, revenue and net income in any particular quarter may not be indicative of future results. Further, our employee compensation arrangements are in large part incentive-based and, therefore, will fluctuate with revenue. The amount of compensation expense recognized in any one quarter may not be indicative of such expense in future periods.  As a result, we suggest that annual results may be the most meaningful gauge for investors in evaluating our business performance.

COHEN & COMPANY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	9/30/19	6/30/19	9/30/18	9/30/19	9/30/18
Revenues
Net trading	$8,479	$8,670	$6,816	$25,873	$20,193
Asset management	2,018	1,745	2,818	5,765	7,827
New issue and advisory	250	—	—	250	873
Principal transactions	310	585	2,400	1,245	4,292
Other revenue	210	169	203	443	580
Total revenues	11,267	11,169	12,237	33,576	33,765
Operating expenses
Compensation and benefits	7,017	6,432	7,177	19,813	18,960
Business development, occupancy, equipment	770	895	725	2,476	2,236
Subscriptions, clearing, and execution	2,403	2,056	2,433	6,732	6,418
Professional services and other operating	1,440	1,190	1,483	4,309	4,604
Depreciation and amortization	80	78	63	239	176
Total operating expenses	11,710	10,651	11,881	33,569	32,394
Operating income (loss)	(443)	518	356	7	1,371
Non-operating income (expense)
Interest expense, net	(1,536)	(1,939)	(2,185)	(5,329)	(6,205)
Income (loss) from equity method affiliates	(109)	(248)	—	(365)	—
Income (loss) before income tax expense (benefit)	(2,088)	(1,669)	(1,829)	(5,687)	(4,834)
Income tax expense (benefit)	(170)	(641)	(595)	(917)	(1,259)
Net income (loss)	(1,918)	(1,028)	(1,234)	(4,770)	(3,575)
Less: Net income (loss) attributable to the noncontrolling interest	(702)	(618)	(583)	(1,942)	(1,530)
Net income (loss) attributable to Cohen & Company Inc.	$(1,216)	$(410)	$(651)	$(2,828)	$(2,045)

Earnings per share

Basic
Net income (loss) attributable to Cohen & Company Inc.	$(1,216)	$(410)	$(651)	$(2,828)	$(2,045)
Basic shares outstanding	1,144	1,144	1,145	1,140	1,164
Net income (loss) attributable to Cohen & Company Inc. per share	$(1.06)	$(0.36)	$(0.57)	$(2.48)	$(1.76)
Fully Diluted
Net income (loss) attributable to Cohen & Company Inc.	$(1,216)	$(410)	$(651)	$(2,828)	$(2,045)
Net income (loss) attributable to the convertible noncontrolling interest	(645)	(491)	(583)	(1,754)	(1,530)
Income tax and conversion adjustment	79	298	283	430	596
Enterprise net income (loss)	$(1,782)	$(603)	$(951)	$(4,152)	$(2,979)

Basic shares outstanding	1,144	1,144	1,145	1,140	1,164
Unrestricted Operating LLC membership units exchangeable into COHN shares	532	532	532	532	532
Fully diluted shares outstanding	1,676	1,676	1,677	1,672	1,696
Fully diluted net income (loss) per share	$(1.06)	$(0.36)	$(0.57)	$(2.48)	$(1.76)

COHEN & COMPANY INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2019
	(unaudited)	December 31, 2018
Assets
Cash and cash equivalents	$14,130	$14,106
Receivables from brokers, dealers, and clearing agencies	99,283	129,812
Due from related parties	317	793
Other receivables	5,949	12,072
Investments - trading	243,928	301,235
Other investments, at fair value	6,892	13,768
Receivables under resale agreements	7,052,919	7,632,230
Investment in equity method affiliate	3,410	—
Goodwill	7,992	7,992
Right-of-use asset - operating leases	7,460	—
Other assets	5,142	3,621
Total assets	$7,447,422	$8,115,629

Liabilities
Payables to brokers, dealer, and clearing agencies	$130,004	$201,598
Accounts payable and other liabilities	10,682	11,452
Accrued compensation	3,664	5,254
Trading securities sold, not yet purchased	90,016	120,122
Securities sold under agreements to repurchase	7,099,614	7,671,764
Deferred income taxes	1,100	2,017
Lease liability - operating leases	8,011	—
Redeemable financial instruments	18,540	17,448
Debt	46,091	43,536
Total liabilities	7,407,722	8,073,191

Equity
Voting nonconvertible preferred stock	5	5
Common stock	12	12
Additional paid-in capital	68,949	68,591
Accumulated other comprehensive loss	(1,009)	(908)
Accumulated deficit	(35,293)	(31,926)
Total stockholders’ equity	32,664	35,774
Noncontrolling interest	7,036	6,664
Total equity	39,700	42,438
Total liabilities and equity	$7,447,422	$8,115,629

Contact:

Investors -	Media -
Cohen & Company Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr.	James Golden or Andrew Squire
Executive Vice President and	212-355-4449
Chief Financial Officer	jgolden@joelefrank.com or asquire@joelefrank.com
215-701-8952
investorrelations@cohenandcompany.com